Warren Resources Announces 2006 Production and Operational Update

-- Record Production Increases 93% Over 2005 Level

-- Proved Developed Producing Reserves Up 135% From 2005

NEW YORK, Jan. 25, 2007 (PRIME NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today announced production for 2006 increased 93% to an all time high of 3.8 Bcfe compared to 2.0 Bcfe in 2005. During 2006, Warren produced 456 thousand barrels of oil and 1,052 MMcf of natural gas. This increase primarily resulted from growth through the drillbit at the Wilmington Townlot Unit (WTU) in California as well as the acquisition of the North Wilmington Unit in California on December 31, 2005. During the 4th quarter of 2006, Warren produced 141 thousand barrels of oil and 240 MMcf of gas, an 87% increase over the 4th quarter of 2005 and a 14% increase over the 3rd quarter of 2006.

The Company also announced that 2006 year-end estimated net proved reserves were a record 349 billion cubic feet equivalent (Bcfe), a 7% increase over year-end 2005 reserves of 327 Bcfe. Within these reserve categories, the Company's proved developed producing (PDP) reserves increased by 135% to 67 Bcfe or 19% of total net proved reserves in 2006. This compares to 28 Bcfe of PDPs or 9% of total net proved reserves in 2005. The pre-tax net present value of the net proved reserves for year-end 2006 discounted at 10% (PV-10) was $609 million based on realized oil prices at December 31, 2006 of $50.60 per barrel and gas prices of $4.35 per Mcf compared to a 2005 PV-10 of $638 million based on year-end 2005 realized prices of $49.05 per barrel of oil and $9.92 per Mcf of gas. Warren's production replacement rate, primarily through its active development drilling program in the WTU, was 593% for the year ended 2006.

The Company's current net proved reserve mix is 94% oil and 6% natural gas. In accordance with SEC guidelines, reserve estimates do not include any probable or possible reserves which may exist for Warren's non-proved properties, which represent approximately 90% of its acreage.

"The Company grew at a record pace in 2006," commented Norman F. Swanton, Warren Resources' Chairman and CEO. "Warren's production and reserve growth demonstrates our continuing commitment to deliver consistent value creation by executing our strategy of developing our large portfolio of proved undeveloped reserves, initially in the Wilmington oil field in California and, beginning in 2007, in our Atlantic Rim coalbed methane project in Wyoming. Our success comes from the diligent efforts of our employees and reflects the high quality of our properties." Added, Mr. Swanton, "Our 2007 plans further enhance our growth strategy with a capital expenditure budget of $121 million, which provides the necessary funding to continue our strong long-term production and reserve growth over the next several years from our high quality portfolio of development projects. In 2007, we see continued production growth over 2006. With our cash on hand supplemented by growing cash flow from operations and our unused credit line of up to $150 million from JPMorgan Chase, we believe that we are well positioned to execute our growth strategy."

Operational Update

WILMINGTON TOWNLOT UNIT

Warren has drilled and completed six horizontal Tar zone wells since July 2006. The first six horizontal Tar wells are currently producing an average of approximately 125 barrels of oil per day (BOPD) per well with an average water to oil ratio of 1. The horizontal Tar wells have limited production history and may initially decline in production at a higher rate than our secondary recovery wells. Warren has identified an additional 12 horizontal drilling locations in the Tar formation to be drilled during 2007. Additionally, Warren is investigating potential horizontal wells in several other potentially productive sands in the WTU.

Five of the eleven Upper Terminal zone wells awaiting completion or previously completed but not producing during December 2006 have been brought on production. These wells had been inaccessible due to cellar construction activities. Based upon current production results, we believe that we are beginning to see the effects of our Upper Terminal waterflood program. Currently, the WTU is producing over 2,000 gross BOPD.

ATLANTIC RIM PROJECT

On December 1, 2006, the U.S. Bureau of Land Management (BLM) issued the proposed draft of the Final Environmental Impact Statement (EIS) for the Company's Atlantic Rim coalbed methane (CBM) project in the Washakie Basin in south central Wyoming. Warren expects the issuance of a favorable Record of Decision for the EIS by the BLM during the first quarter of 2007. Once issued, this will allow for the future drilling of up to 2,000 gross wells, including 1,800 CBM wells, in the Atlantic Rim project.

Warren drilled 26 gross (9 net) wells (including 3 water injection wells and one dry hole) in the Doty Mountain unit during the latter part of 2006. These wells are expected to commence production during the first quarter of 2007.

SOUTH SEMINOE EXPLORATORY PROJECT

The Company owns 7,100 net acres in the Hanna Basin which is approximately 25 miles northeast of the Atlantic Rim project. The Company also shares with Stone Energy a farm-in of an adjoining additional 5,600 gross acres owned by Anadarko Petroleum Corp. Warren is drilling an exploratory well to test the potential producing zones down to the Nugget formation. The Company is currently drilling at 14,062 feet near the top of the Dakota Sand formation. Based upon mudlog gas shows, the Company is cautiously optimistic about the results encountered to date and looks forward to a full evaluation of the prospect which is still several weeks away. Based on forthcoming results and interpretations, the Company may decide to test the Tensleep formation in this well at a projected depth of 16,200 feet.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See "Risk Factors" in the Company's 2005 Annual Report on Form 10-K and other public filings.

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Washakie Basin in the Rocky Mountain region of Wyoming and its water flood oil recovery programs in the Wilmington Townlot Unit and North Wilmington Unit located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., is based in Casper, Wyoming and Long Beach, California.